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                                                                      EXHIBIT 12

                         COUSINS PROPERTIES INCORPORATED
             STATEMENT REGARDING COMPUTATION OF EARNINGS TO COMBINED
                      FIXED CHARGES AND PREFERRED DIVIDENDS
                                ($ IN THOUSANDS)

                                                                    2004         2003        2002        2001       2000
                                                                  ---------    ---------   --------    --------   --------
Earnings:

    Pre-tax income (loss) from continuing operations,
       adjusted for equity investees and minority interests       $   2,065    $  (1,759)  $ (7,243)   $  9,842   $ 17,160

    Add:
       Gain on sale of investment property, net of
           applicable income tax provision                          118,056      100,558      6,254      23,496     11,937
       Distributed income of equity investees                       247,532       58,488     36,036      44,978     32,538
       Amortization of capitalized interest                           1,084          631        631         575        598
       Fixed charges                                                 37,083       35,984     33,437      27,994     23,262

    Subtract:
       Capitalized interest                                         (14,028)      (9,684)    (5,934)     (9,712)   (15,285)
       Preferred dividends                                           (8,042)      (3,358)         -           -          -
                                                                  ---------    ---------   --------    --------   --------
       EARNINGS                                                   $ 383,750    $ 180,860   $ 63,181    $ 97,173   $ 70,210
                                                                  =========    =========   ========    ========   ========
Fixed charges:

    Interest expense                                              $  14,622    $  22,576   $ 27,041    $ 17,852   $  7,680
    Capitalized interest                                             14,028        9,684      5,934       9,712     15,285
    Interest component of rental expense (30%)                          391          366        462         430        297
                                                                  ---------    ---------   --------    --------   --------
                                                                     29,041       32,626     33,437      27,994     23,262
    Preferred stock dividends                                         8,042        3,358          -           -          -
                                                                  ---------    ---------   --------    --------   --------
       FIXED CHARGES                                              $  37,083    $  35,984   $ 33,437    $ 27,994   $ 23,262
                                                                  =========    =========   ========    ========   ========

    RATIO OF EARNINGS TO COMBINED FIXED CHARGES
     AND PREFERRED STOCK DIVIDENDS                                    10.35         5.03       1.89        3.47       3.02
                                                                  =========    =========   ========    ========   ========